                               EXHIBIT (a)(1) and (c)(6)
                               BUSINESS LOAN AGREEMENT







    THIS AGREEMENT (the "AGREEMENT") dated as of March 31, 1997, is by and among Fireman's Fund Insurance Company, a California corporation (the "LENDER"), Crop Growers Corporation, a Delaware corporation, Crop Growers Insurance, Inc., a Montana corporation, Crop Growers Software, Inc., a Texas corporation, and Chapman Lampson Agency, Inc., a Washington corporation (collectively, the "BORROWERS").

1.  LINE OF CREDIT AMOUNT AND TERMS

    1.1       LINE OF CREDIT AMOUNT.

    (a) During the availability period described below, the Lender will provide a line of credit to the Borrowers. The amount of the line of credit (the "COMMITMENT") is $15,000,000 or the Borrowing Base, whichever is less.

    (b) This is a revolving line of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them unless the Borrowers are in default under this Agreement.

    (c) The Borrowers agree not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

    1.2       AVAILABILITY PERIOD.

    The line of credit is available between the date of this Agreement and the first anniversary of the date of this Agreement (the "EXPIRATION DATE") unless the Borrowers are in default.

    1.3       INTEREST RATE.

    (a) The interest rate is the Base Rate of Bank of America NT&SA in effect from time to time. The interest rate under this Agreement shall be adjusted on the same date as any changes in the Base Rate of Bank of America NT&SA become effective.

    (b) The Base Rate is the rate of interest publicly announced from time to time by Bank of America NT&SA in San Francisco, California, as its base, prime or reference rate. The Base Rate of Bank of America NT&SA as of March 28, 1997 was 8.50%.

    1.4       REPAYMENT TERMS.

    (a) The Borrowers will pay interest monthly in arrears on the first day of each month UNTIL THE FIRST MONTH FOLLOWING payment in full of any principal outstanding under this line of credit.

    (b) The Borrowers may prepay WITHOUT PENALTY. The Borrowers shall repay the remaining principal balance plus any interest then due plus any additional costs or other expenses.

    (c) The Borrowers shall prepay the principal amount in full and maintain an outstanding principal balance of zero for at least 30 consecutive calendar days at least once per year not later than November 1 of each year during which this Commitment remains in effect. This provision shall not constitute a promise to renew the line of credit beyond its current Expiration Date.

    (d) The Borrowers shall prepay the loan in full, and the Commitment shall terminate, immediately upon the Borrowers (or the Borrowers' shareholders) entering into an agreement with any party (other than the Lender) for purchase of substantially all of the stock or assets of Crop Growers Corporation.

    1.5       BORROWING BASE.

    (a) The Available Borrowing Base shall be the sum of (i) the Net Available Expense Reimbursement and (ii) the Net Available Profit Share.

    (b)  DEFINITIONS.

    "ADVANCE RATE" shall mean the applicable percentage shown in the column entitled "Advance Rate" on the Advance Rate Table.

    "ADVANCE RATE TABLE" shall mean the advance rate table attached hereto as
    EXHIBIT 2.

    "AVAILABLE EXPENSE REIMBURSEMENT" shall mean the amount, on a consolidated basis, of the Estimated Net Book Premium multiplied by (x) the applicable first installment expense reimbursement rate under the SRA (or otherwise agreed between the Borrowers and the Lender under this Agreement), less (y) any first installment expense reimbursement actually received.

    "AVAILABLE PROFIT SHARE" shall be the sum, on a consolidated basis, of Estimated Profit Share less any Profit Share actually received with respect to such Estimated Net Book Premium amount.

    "BORROWING BASE CERTIFICATE" shall mean the borrowing base certificate substantially in the form attached hereto as EXHIBIT 1.

    "ESTIMATED NET BOOK PREMIUM" shall mean, for each crop year, sales closing date and type of coverage shown on the Borrowing Base Certificate, the premiums payable to Borrowers by policy holders plus the Federal Crop Insurance Corporation premium subsidy, less cancellations and adjustments with respect to such policies.

    "ESTIMATED PROFIT SHARE" shall be profit share payable to the Borrowers under the MPCI General Agency Agreement.

    "MPCI General Agency Agreement" shall mean the General Agency Agreement between the Lender and Crop Growers Corporation dated July 10, 1996, as amended from time to time.

    "NET AVAILABLE EXPENSE REIMBURSEMENT" shall be determined by applying an Advance Rate percentage to the Available Expense Reimbursement.


    "NET AVAILABLE PROFIT SHARE" shall be determined by applying an Advance Rate percentage to the Available Profit Share.

    "PROFIT SHARE" shall be shall mean Underwriting Gain as defined in the MPCI General Agency Agreement.

    "SRA" shall mean the Standard Reinsurance Agreement dated June 1, 1994 between the Lender and the Federal Crop Insurance Corporation, as amended from time to time.

2.  FEES AND EXPENSES

    2.1 NO LOAN FEE. No loan fee shall be due upon execution of this Agreement.

    2.2 EXPENSES. The Borrowers agree to reimburse the Lender for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of $10,000. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Lender's in-house counsel.

3.  DISBURSEMENTS, PAYMENTS AND COSTS

    3.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Lender, or by another means acceptable to the Lender. Each request shall be accompanied by a new Borrowing Base Certificate updated as of the last day of the month preceding such request (as to the amount of the Available Borrowing Base) and as of the date of the request (as to the amount outstanding on this line of credit). Requests for credit may be submitted no more often than weekly. The representative of any individual Borrower designated in writing by the Chief Financial Officer of Crop Growers Corporation may make a request for credit under this Agreement.

    3.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Lender and each payment by the Borrowers will be:

         (a) made at the Lender's office designated by the Lender from time to time or made by wire transfer in immediately available funds, or such other type of funds selected by the Lender;

         (b) evidenced by records kept by the Lender, including one or more promissory notes that Lender may, at its discretion, require the Borrowers to sign; and

         (c) except as otherwise designated in writing by the recipient, wired in accordance with the following wire instructions:

              (i) If to the Borrowers:

              Receiving Bank:     First Interstate Bank ABA
              Number:             092900480 Address:       Great Falls,
              MT Account Name:      Crop Growers Main Operating Account Account
              Number:       95-711-9

              (i) If to the Lender:

              Receiving Bank:  Chase Manhattan Bank ABA
              Number:          021000021 Address:        New York Account
              Name:     Chase Manhattan Bank Account
              Number:     900-9-002206 Reference Number: For further credit to
              Fireman's Fund Insurance           Company #73136000

    3.3       TELEPHONE AUTHORIZATION.

    (a) The Lender may honor telephone instructions for advances given by any one individual signer of this Agreement or a person or persons authorized IN WRITING by any one signer of this Agreement. Borrowers shall promptly confirm in writing all such telephone instructions.

    (b) The Borrowers shall indemnify and excuse the Lender (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any signer of this Agreement or a person authorized by a signer. This idemnity and excuse will survive this Agreement's termination.

    3.4 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which Bank of America NT&SA is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

    3.5 ADDITIONAL COSTS. The Borrowers will pay the Lender, on demand, for the Lender's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to insurance companies with respect to extensions of credit of this type. The costs and losses will be allocated to the loan in a manner determined by the Lender, using any reasonable method. The costs include any capital requirements relating to the Lender's assets and commitments for credit.

    3.6 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.

    3.7 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Lender bear interest at two percent (2%) above the Base Rate of Bank of America NT&SA from the payment due date. This will not constitute a waiver of any event of default.

4.  CONDITIONS

    The Lender must receive the following items, in form and content acceptable to the Lender, before it is required to extend any credit to the Borrowers under this Agreement:

    4.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrowers of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

    4.2 SECURITY AGREEMENT. A security agreement encumbering all assets of the Borrowers, including all expirations rights and records, and a UCC-1 financing statement in a form appropriate for filing in the jurisdiction in which the Borrowers' principal office is located and in each jurisdiction in which any of such collateral is located.

    4.3 OTHER ITEMS. Any other items that the Lender reasonably requires, including a certificate from each of the Borrowers reasonably satisfactory to the Lender to the effect that (i) the Borrower is duly incorporated and in good standing, (ii) that this Agreement and the related agreements are valid and binding obligations enforceable against the Borrowers in accordance with their terms, subject to bankruptcy and other general limitations on the rights of creditors and (iii) that the Borrower will deliver within ten (10) days from the first funding date certified articles of incorporation and good standing certificates in each of the states where such Borrower is qualified to do business.

5.  REPRESENTATIONS AND WARRANTIES

    When the Borrowers sign this Agreement, and until the Lender is repaid in full and the Commitment is terminated, the Borrowers make the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

    5.1 ORGANIZATION OF BORROWERS. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

    5.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with each Borrower's organizational papers.

    5.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of Borrowers, enforceable against the Borrowers in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

    5.4 GOOD STANDING. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where failure to be so licensed would not have a material adverse effect on the Borrowers' assets, properties, liabilities, obligations, financial conditions, results of operations or business.

    5.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

    5.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Lender by the Borrowers is:

              (a) sufficiently complete to give the Lender accurate knowledge of each Borrower's financial condition;

              (b)  in form and content required by the Lender;

              (c)  in compliance with all government regulations that apply;
                   and

              (d)  prepared in accordance with GAAP, as provided in Section
                   9.1.

    5.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would materially impair such Borrower's consolidated financial condition or ability to repay the loan, except as have been disclosed in writing to the Lender.

    5.8 PERMITS, FRANCHISES. The Borrowers possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others, except where failure to possess such permits, memberships, franchises, contracts and licenses, trademark rights, tradename rights, patent rights and fictitious name rights would not have a material adverse effect on the Borrowers' assets, properties, liabilities, obligations, financial conditions, results of operations or business.

    5.9 OTHER OBLIGATIONS. Except as otherwise disclosed in the Borrowers' filings with the Securities and Exchange Commission, no Borrower has any debt in excess of $100,000 to any one party. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

    5.10 INCOME TAX RETURNS. No Borrower has any knowledge of any pending material assessments or adjustments of its income tax for any year.

    5.11 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.  COVENANTS

    The Borrowers agree, so long as credit is available under this Agreement and until the Lender is repaid in full and the Commitment is terminated:

    6.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital. The proceeds shall not be used to finance the purchase of any securities.

    6.2 FINANCIAL INFORMATION. For so long as any Borrower has the obligation to prepare and file 10-K and 10-Q Reports with the Securities and Exchange Commission, the Borrower shall supply the Lender with copies of such 10-K and 10-Q Reports within five (5) days after their filing with the Securities and Exchange Commission. In the event any Borrower no longer is obligated to prepare and file such 10-K or 10-Q Reports, or ceases to file such reports for whatever reason, such Borrower shall:

              (a) supply to the Lender, within ninety (90) days of the close of each of the Borrower's fiscal years, a copy of the audited consolidated financial statements of Borrower and its subsidiaries, as of the end of such fiscal year, consisting of balance sheets, statements of income and expense, stockholders' equity, and changes in cash flow, prepared in accordance with United States generally accepted accounting principles accompanied by an unqualified opinion of its independent accountants with respect to such financial statements;

              (b) at the request of the Lender, supply to the Lender within forty-five (45) days of the close of each of the Borrower's first three quarters of any fiscal year, a copy of financial statements of the Borrower containing similar detail as provided in Section 6.2(a) of this Agreement for the quarters, prepared in accordance with United States generally accepted accounting principles and certified as to accuracy by the Borrower's chief financial officer;

              (c) Within five (5) days after the end of each month, supply to the Lender a Borrowing Base Certificate as of the last day of such month; and

              (d) At Lender's request, supply cash flow forecasts for such periods as Lender may reasonably request.

    6.3 LIMITATION ON DEBT. Not to create, incur, assume, or suffer to exist or permit any subsidiary or affiliate (excluding the Lender to the extent it should be deemed an affiliate of the Borrowers for any purpose) to create, incur, assume, or suffer to exist, any Debt (as defined in Section 7.1) without the Lender's prior written consent, except:

              (a) Debt of the Borrowers under this Agreement, the agreements listed on SCHEDULE 6.3 (a) attached hereto, and the debt reported in documents filed by the Borrowers with the Securities and Exchange Commission as of December 31, 1996;

              (b) Accounts payable to trade creditors for goods or services incurred in the ordinary course of business, and paid within the specified time, which are not delinquent or which are being contested in good faith and by appropriate proceedings;

              (c) Debt for current taxes, assessments, governmental charges, or levies, which are not delinquent or which are being contested in good faith by appropriate proceedings;

              (d) Capitalized lease obligations not in excess of $100,000 in the aggregate in any calendar year;

              (e) Any other Debt, singularly or in the aggregate, not in excess of $100,000 in any one fiscal year of the Borrowers;

              (f) Endorsing negotiable instruments received in the usual course of business; or

    6.4       LIMITATION ON DISTRIBUTIONS.   Not to pay any dividends or
retire, redeem or purchase any stock of the Borrowers (except for Series A Preferred Stock) or make any other form of distributions to shareholders.

    6.5 LIMITATION ON ADVANCES OR CAPITAL CONTRIBUTIONS. Not to make any advances of $100,000 outstanding at any one time or capital contributions in excess of $50,000 to any subsidiary or affiliate of the Borrowers except with respect to (i) payroll paid by Crop Growers Employers Organization, Inc., (ii) advances from Crop Growers Corporation to Crop Gowers Software, Inc. and (iii) advances from Crop Growers Corporation to Chapman Lampson Agency, Inc.

    6.6       NOTICES TO LENDER.  To promptly notify the Lender in writing of:

              (a)  any lawsuit claiming over $100,000 against the Borrowers.

              (b) any substantial dispute between the Borrowers and any government authority.

              (c)  any failure to comply with this Agreement.

              (d) any material adverse change in any Borrower's financial condition or operations.

              (e) any change in any Borrower's name, address or legal structure.

    6.7       BOOKS AND RECORDS.  To maintain adequate books and records.

    6.8 AUDITS. To allow the Lender and its agents to inspect Borrowers' properties and examine, audit and make copies of books and records at any reasonable time. If any of Borrower's properties, books or records are in the possession of a third party, such Borrower authorizes that third party to permit the Lender or its agents to have access to perform inspections or audits and to respond to the Lender's requests for information concerning such properties, books and records.

    6.9 COMPLIANCE WITH LAWS. To comply and cause each of its subsidiaries to comply, in all respects with all applicable laws (including any fictitious name statute), rules, regulations and orders of any government body with authority over the Borrowers' business, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property.

    6.10 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrowers now have.

    6.11 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep Borrowers' properties in good working condition.


    6.12 COOPERATION. To take any action requested by the Lender to carry out the intent of this Agreement.

    6.13 INSURANCE. To maintain insurance as provided in Section 11 of the MPCI General Agency Agreement.

    6.14 ADDITIONAL NEGATIVE COVENANTS. Without the Lender's written consent:

              (a) not to engage in any business activities substantially different from any of the Borrower's present businesses.

              (b) not to liquidate or dissolve the Borrowers or the Borrowers' business.

              (c) not to enter into any consolidation, merger, pool, joint venture, syndicate, or other business combination except as permitted by the Acquisition Agreement dated March 5, 1997 between Crop Growers Corporation and the Lender.

              (d) not to lease, sell or dispose of all or a substantial part of the Borrowers' business or assets.

              (e) not to lease, sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering Borrowers' fixed or capital assets except for real property located in Coeur d'Alene, Idaho.

              (f) not to create, incur, assume or suffer to exist, or permit any of its subsidiaries to create, incur, assume or suffer to exist any lien upon or with respect to any of its properties, now or hereafter acquired.

              (g) not to acquire or purchase a business or its assets if the consideration for such purchase or acquisition would exceed $500,000 in any fiscal year.

    6.15 FIDUCIARY ACCOUNTS. Each Borrower shall maintain and cause its subsidiaries to maintain in fiduciary accounts, separate and apart from all assets of such Borrowers, at least such amounts as may be required under applicable law and contracts which shall be invested only as permitted or required by such applicable law and contracts. The Borrowers shall cause each such fiduciary account to be properly designated as a fiduciary account on each Borrower's records of the depository holding such account.

7.  FINANCIAL COVENANTS

    So long as the Note shall remain unpaid or the Lender shall have any Commitment under this Agreement:

    7.1 DEFINITIONS RELATED TO FINANCIAL COVENANTS. The following definitions shall apply with respect to the following financial covenants and other provisions of this Agreement using such terms. Terms not defined below shall have the meanings given them under generally accepted accounting principles.

              "DEBT" shall mean all liabilities.

              "DEBT SERVICE COVERAGE RATIO" shall mean, for any period (x) the total sum of (A) net profits after tax, (B) depreciation or amortization, (C) interest expenses and (D) nonrecurring items, DIVIDED BY (y) the total sum of (A) current portion of long term debt, (B) capitalized lease payments due in the next year, (C) interest expense and (D) dividends, including preferred stock dividends.

              "CURRENT RATIO" shall mean, for each fiscal quarter, (x) the average of [assets minus net property plant and equipment and net intangible assets] (not including assets held as a fiduciary) on the last day of the fiscal quarter and on the last day of each of the two preceding months, DIVIDED BY (y) the average of [liabilities minus non-current portion of long term debt] (not including liabilities incurred as a fiduciary with respect to which sufficient fiduciary assets are available and not including as current liabilities any mandatory prepayments required hereunder) on the last day of the fiscal quarter and on the last day of each of the two preceding months.

              "TANGIBLE NET WORTH" shall mean, for any person or entity, total assets excluding all intangible assets (such as goodwill, trademarks, patents, copyrights, organizational expenses and similar intangible items, but including leaseholds and leasehold improvements), less Debt.

    7.2       MINIMUM TANGIBLE NET WORTH.

    The Borrowers shall maintain at the end of each fiscal quarter Tangible Net Worth on a consolidated basis as follows:

              (i)       As of December 31, 1996, $22,000,000.00;

              (ii) As of March 31, 1997 and the last day of each fiscal quarter thereafter, $22,000,000.00 plus the greater of 75% of (i) the difference between (x) the sum of the Borrowers' cumulative net income for each quarter ending after December 31, 1996, and (y) the cumulative preferred dividends paid after December 31, 1996, or
                        (ii) zero. In no event shall Tangible Net Worth be less than $22,000,000.00.

    7.3 DEBT SERVICE COVERAGE RATIO. The Borrowers shall maintain a Debt Service Coverage Ratio on a consolidated basis of at least 1.3 to 1.0 for the quarter ended December 31, 1996 and for each fiscal quarter thereafter.

    7.4 CURRENT RATIO. The Borrowers shall maintain on a consolidated basis as of the end of each fiscal quarter a Current Ratio of at least 1.0 to 1.0.

    7.5 LIMITATION ON CAPITAL EXPENDITURES. Without the Lender's prior written consent, the Borrowers shall not make, assume or incur any obligations for capital expenditures if by reason thereof the aggregate of all such expenditures payable by the Borrowers and all their subsidiaries during the then current or during any subsequent fiscal year would exceed $500,000.00.

8.  DEFAULT

    If any of the following events occur (subject, in the case of nonwillful, nonmonentary defaults, other than the filing of a voluntary bankruptcy petition, to the right to cure within ten (10) days, or in the case of a nonwillful, monetary default subject to the right to cure within three (3) days, following written notice of either such event from the Lender), the Lender may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay the entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to either Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

    8.1 FAILURE TO PAY. The Borrowers fail to make a payment under this Agreement when due.

    8.2 NON-COMPLIANCE. The Borrowers fail to meet the conditions of, or fails to perform any obligation under:

              (a)  this Agreement,

              (b)  any other agreement made in connection with this loan, or

              (c) any other agreement any Borrower has with the Lender or any affiliate of the Lender.

    8.3 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit any Borrower has obtained from anyone else or which any Borrower has guaranteed.

    8.4 FALSE INFORMATION. Any Borrower has given the Lender false or misleading information or representations.

    8.5 BANKRUPTCY. Any Borrower files a bankruptcy petition, a bankruptcy petition is filed against any Borrower and remains undismissed for a period of 60 days or more, or any Borrower makes a general assignment for the benefit of creditors.

    8.6 RECEIVERS. A receiver or similar official is appointed for any Borrower's business, or the business is terminated.

    8.7 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any Borrower in an aggregate amount of $100,000 or more or by any other person against any Borrower in the aggregate in an amount of $100,000 or more in excess of any insurance coverage.

    8.8 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrowers; or the Borrowers enter into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $100,000 or more or against the Borrowers in the aggregate in an amount of $100,000 or more in excess of any insurance coverage.

    8.9 GOVERNMENT ACTION. Any government authority takes action that the Lender believes materially adversely affects the Borrowers or the Borrowers' financial condition or ability to repay.

    8.10 MATERIAL ADVERSE CHANGE. A material adverse change occurs in any Borrower's consolidated financial condition, properties or prospects, or ability to repay the loan.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

    9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Lender and all financial covenants will be made under generally accepted accounting principles, consistently applied.

    9.2       CALIFORNIA LAW.  This Agreement is governed by California law.

    9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrowers' and the Lender's respective successors and assignees. The Borrowers agree that no Borrower may assign this Agreement without the Lender's prior written consent. The Lender may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

    9.4       ARBITRATION.

    (a) This paragraph concerns the resolution of any controversies or claims between the Borrowers and the Lender, including but not limited to those that arise from:

              (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

              (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

              (iii)  Any violation of this Agreement; or

              (iv) Any claims for damages resulting from any business conducted between Borrowers and the Lender, including claims for injury to persons, property or business interests (torts).

    (b) At the request of the Borrowers or the Lender, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

    (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

    (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

    (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

    (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

    (g) This provision does not limit the right of the Borrowers or the Lender to:

           (i)     exercise self-help remedies such as setoff;

          (ii)     act in a court of law, before, during or after the
                        arbitration proceeding to obtain:

              (A)    an interim remedy; and/or

              (B)    additional or supplementary remedies.

    (h) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers, guarantors or the Lender, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

    (i) If the Lender forecloses against any real property securing this Agreement, the Lender has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

    9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Lender retains all rights, even if it makes a loan after default. If the Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

    9.6 COSTS. If the Lender incurs any expenses in connection with administering or enforcing this Agreement, or if the Lender takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

    9.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

    9.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

              (a) represent the sum of the understandings and agreements between the Lender and the Borrowers concerning this credit: and

              (b) replace any prior oral or written agreements between the Lender and the Borrowers concerning this credit; and

              (c) are intended by the Lender and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

    9.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by facsimile, to the addresses on the signature page of this Agreement, or to such other addresses as the Lender and the Borrowers may specify from time to time in writing.

    9.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

    9.11 JOINT AND SEVERAL. The obligations of each Borrower are joint and several.

    9.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

Address: Attn: Chief Financial Officer10895 Lowell, CROP GROWERS CORPORATION 3rd FloorP.O. Box 25951Overland Park, KS
66225-5951Fax: (913) 323-5745                         By /s/ David E. Hill
                                                         -----------------
                                                      Its Chief Financial
                                                          Officer, Secretary
                                                          and Treasurer

Address: Attn: Chief Financial Officer10895 Lowell,   CROP GROWERS INSURANCE,
3rd FloorP.O. Box 25951 Overland Park, KS             INC.
66225-5951Fax: (913) 323-5745                         By /s/ David E. Hill
                                                         -----------------
                                                      Its Secretary-Treasurer


Address: Attn: Chief Financial Officer10895 Lowell,   CROP GROWERS SOFTWARE,
3rd FloorP.O. Box 25951 Overland Park, KS             INC.
66225-5951Fax: (913) 323-5745                         By /s/ David E. Hill
                                                         -----------------
                                                      Its Secretary-Treasurer

Address: Attn: Chief Financial Officer10895 Lowell,   CHAPMAN LAMPSON AGENCY,
3rd FloorP.O. Box 25951 Overland Park, KS             INC.
66225-5951Fax: (913) 323-5745                         By /s/ David E. Hill
                                                         -----------------
                                                      Its Secretary-Treasurer

Address: Treasurer's Office Fireman's Fund Insurance Company 777 San Marin Drive Novato, CA 94998 Fax: (415) 899-2587
with copies to:
General Counsel's Office Fireman's Fund Insurance Company 777 San Marin Drive Novato, CA 94998 Fax: (415) 899-3600
FIREMAN'S FUND INSURANCE COMPANY
By /s/ Harold N. Marsh, III Its Senior Vice President and Treasurer
   ------------------------     -----------------------------------

                                  EXHIBIT 1

                          BORROWING BASE CERTIFICATE

                                  EXHIBIT 2

                              ADVANCE RATE TABLE

                                   SCHEDULE 6.3(a)

                       EXISTING PERMITTED DEBT OF THE BORROWERS

Existing permitted debt of the Borrowers under the following agreements:


1. Crop Growers Farm Insurance General Agency Agreement by and between Fireman's Fund Insurance Company and Crop Growers Insurance, Inc., effective 11/1/96, as amended from time to time.

2. Crop Growers Crop Hail/Named Peril Insurance General Agency Agreement by and between Fireman's Fund Insurance Company and Crop Growers Insurance, Inc., effective 1/1/97, as amended from time to time.

3. MPCI General Agency Agreement by and between Fireman's Fund Insurance Company and Crop Growers Insurance, Inc., executed on or about 3/29/95, as amended from time to time.

4. MPCI General Agency Agreement by and between Fireman's Fund Insurance Company and Texas Crop Growers Insurance Services, Inc., executed on or about 3/29/95, as amended from time to time.

5. MPCI General Agency Agreement by and between Fireman's Fund Insurance Company and Crop Growers Insurance, Inc., executed on or about 7/10/96, as amended from time to time.

6. Any other agreement between Lender and Borrowers now existing or that they may enter into in the future.

                                      29